Exhibit 10.7

SEPARATION AGREEMENT

      This SEPARATION AGREEMENT is dated as of July 14, 2003, and is entered into between PARTY CITY CORPORATION (the “Company”), and Andrew Bailen (“Executive”).

      WHEREAS, Executive is currently employed by the Company as Executive Vice President of Merchandising/Marketing; and

      WHEREAS, Executive and the Company discussed the termination without cause of Executive; and

      WHEREAS, Executive and the Company desire to embody in this Agreement the terms and conditions applicable to such termination without cause; and

      WHEREAS, this Agreement shall supersede all prior oral and written agreements, arrangements and understandings relating to the terms and conditions of Executive’s employment and termination from that employment.

      NOW, THEREFORE, the parties hereby agree:

      1.     Termination Date. Executive’s termination without cause from the Company will be effective as of July 14, 2003 (the “Termination Date”).

      2.     Company Property. Executive shall return to the Company all Company-owned property in his possession on or prior to the Termination Date.

      3.     Termination Benefits. Commencing as of the Termination Date, the Company shall continue to pay, in accordance with the Company’s prevailing payroll practices, Executive’s current Salary, as defined in Executive’s Employment Agreement with the Company, dated August 7, 2000 (the “Employment Agreement”), for a period of six (6) months beginning on the Termination Date, and ending January 14, 2004. In addition, Executive shall, subject to the terms of the applicable plans, be entitled to a continuation of his health/life benefits and car allowance ($675 per month) for the six (6) month period commencing on the Termination Date through January 14, 2004, plus payment for any unused vacation that has accrued through the Termination Date together with a payment of $16,000 pursuant to Section 3(b)(iv) of the Employment Agreement. Lastly, any stock options scheduled to vest between the Termination Date and August 6, 2003 shall vest in accordance with the vesting schedule applicable to such stock options (see Exhibit A of Separation Agreement).

      4.     Benefit Plans. Except as otherwise specifically provided in this Agreement or by law or by any applicable employee benefit plan, Executive’s participation in all employee benefit plans and executive compensation plans and practices of the Company shall terminate on the Termination Date, and there shall be no other payments or benefits payable to Executive by the Company, including, but not limited to, any other salary, bonus, commissions, fees, benefits, or other payments of any nature whatsoever.

      5.     Additional Consideration. Executive acknowledges that pursuant to this Agreement he is receiving consideration in addition to any amounts to which he would otherwise have been entitled but for this Agreement.

      6.     Taxes. The payments due to Executive under this Agreement shall be subject to reduction to satisfy all applicable Federal, State and local withholding tax obligations.

      7.     Payment Upon Death. Executive’s rights and obligations under this Agreement are not transferable. However, if Executive should die while any amounts would still be payable to him hereunder, all such amounts shall be payable to Executive’s estate, heirs, executors or beneficiaries in accordance with the terms hereof.

      8.     Covenants. The Covenants set forth in Section 8 and Section 9 of the Employment Agreement shall continue to apply after the Termination Date in accordance with their terms.

      9.     Release and Waiver of Claims. Effective as of the Termination Date, subject to Section 10 hereof, in consideration of the payments, benefits, and other consideration provided to Executive under this Agreement, Executive, for himself and his family, heirs, executors, administrators, legal representatives, and their respective successors and assigns, hereby releases and forever discharges the Company, and all of its subsidiaries, officers, directors, employees, agents, stockholders, representatives, and their successors and assigns (collectively, “Company Entities”), from all rights, claims or demands Executive may have, including claims for attorneys’ fees and costs, arising at any time on or before the date hereof, based on his employment with any Company Entity or the termination of that employment, including without limitation any claims under the Employment Agreement, or based on any services provided to any Company Entity by Executive other than pursuant to an employment relationship with any Company Entity. This includes a release of any and all rights, claims or demands Executive may have, whether known or unknown, under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the New Jersey Law Against Discrimination; or under any other federal, state or local laws or regulations regarding employment discrimination or termination of employment. This also includes a release by Executive of any claims for wrongful discharge or whistleblowing under the Sarbanes-Oxley Act, the New Jersey Conscientious Employee Protection Act, or any other statute, rule, regulation or under the common law. Executive hereby agrees never individually or with any person to file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against any Company Entity, with respect to any of the matters released by Executive pursuant to this Section 9. Executive agrees that if the release and waiver of claims contained in this Section 9 is held to be invalid or unenforceable for any reason, this entire Agreement shall be considered null and void and the Company shall have no further obligation to the Executive.

      10.     Rights Not Released or Waived. Section 9 hereof notwithstanding, by signing this Agreement, Executive shall not have relinquished his right to (i) benefits in accordance with the provisions of any Company retirement plans subject to the Employee

Retirement Income Security Act of 1974, as amended, or (ii) enforce the provisions of this Agreement.

      11.     Release and Waiver of Claims Under the Age Discrimination in Employment Act. Executive acknowledges that the Company has encouraged him to consult with an attorney of his choosing and, through this Agreement, encourages him to consult with his attorney with respect to any possible claims he may have, including claims under the Age Discrimination in Employment Act (“ADEA”), as well as under the other Federal, State and local laws described in Section 9 hereof. Executive understands that by signing this Agreement he is in fact waiving, releasing and forever giving up any claim under the ADEA, as well as all other Federal, State and local laws described in Section 9 hereof that may have existed on or prior to the date hereof.

      12.     Consideration Period and Revocation Period. Executive hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this Agreement and he may knowingly and voluntarily waive all or any portion of the twenty-one (21) day period by signing this Agreement earlier. Executive also understands that he shall have seven (7) days following the date on which he signs this Agreement within which to revoke it by providing a written notice of his revocation to the Vice President and General Counsel of the Company.

      13.     Remedies. Executive hereby acknowledges and understands that if he revokes this Agreement within the seven (7)-day revocation period provided under Section 12 above, the Company may, in addition to any other remedies it may have, reclaim any amounts paid to Executive under this Agreement to which Executive would not be otherwise entitled, and/or terminate any payments or benefits to which Executive would not be otherwise entitled that would be subsequently due hereunder.

      14.     Non-Admission. Executive expressly acknowledges that this Agreement does not constitute an admission by the Company of any violation of any employment law, regulation, ordinance, or administrative procedure, or any other Federal, State, or local law, common law, regulation or ordinance, liability for which is expressly denied.

      15.     Non-Disparagement. Executive shall not at any time after the date hereof disparage the Company or any of its officers, directors, shareholders or any of their respective affiliates nor shall the Chief Executive Officer, other company officers or associates providing employment verification of the Company disparage Executive. The obligations of Executive or the Company under this Section 15 shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency.

      16.     Confidentiality. Executive and the Company hereby agree to keep the terms of this Agreement confidential. The obligations of Executive and the Company under this Section 16 shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency.

      17.     Opportunity for Advice. By signing this Agreement, Executive acknowledges that, as explained by the Company, he has had a reasonable opportunity to

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consider advice from his legal counsel. Fully understanding these terms, Executive is entering into this Agreement knowingly and voluntarily.

      18.     Acceptance. To accept this Agreement, Executive shall execute and date this Agreement on the spaces provided and return a copy to the Company at any time during the twenty-one (21)-day period commencing on the date hereof. This Agreement shall take effect on the eighth day following Executive’s execution of this Agreement unless Executive’s written revocation is delivered to the Vice President and General Counsel of the Company within seven (7) days after such execution.

      19.     Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the Executive’s employment and termination thereof. Except as specifically provided herein, this Agreement shall supersede the Employment Agreement in all respects effective as of the Termination Date. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

Exhibit A

OPTION SUMMARY

		Option
Name	ID	Number	Date	Plan/ Type	Price	Vested

Bailen, Andrew S	###-##-####	00000778	8/7/00	94/ISO	3.4000	75,000
Bailen, Andrew S	###-##-####	00000878	8/15/01	1999/NQ	7.3800	10,000
Bailen, Andrew S	###-##-####	00000931	8/13/02	1999/NQ	14.8125	4,375

      Although only 50,000 shares of option 778 have vested in the option system, your contract states that the options which were scheduled to vest on August 7, 2003 will vest immediately bringing the total vested in option 778 to 75,000 shares.

DEFERRED BONUS SUMMARY

	Dollars	Price	Shares

Deferred bonus for FY 01	$41,249.18	$5.9062	6,984
Deferred bonus for FY 02	$46,003.97	$11.8080	3,896
Total shares to be issued			10,880

      Taxes of 35% must be remitted to Party City prior to the issuance of these shares. Based on yesterday’s close price of $11.00, that amount would be $41,888 (10,880?$11?35%)

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

ANDREW BAILEN

/s/ ANDREW BAILEN

Name:

7/25/03

Date:

PARTY CITY CORPORATION

By:	/s/ MELISSA WALLACE

Name: Melissa Wallace
Title: VP, Human Resources